Exhibit 10.2
Privileged & Confidential

SEPARATION AND CONSULTING SERVICES AGREEMENT
This Separation and Consulting Services Agreement (this “Agreement”) is made and entered into by and among Tarun Tal (“Executive”), Dave & Buster’s Entertainment, Inc. (“D&B”) and Dave & Buster’s Management Corporation, LLC (“D&B Management”) (D&B and D&B Management are collectively referred to as the “Company”). Executive and the Company are hereinafter collectively referred to as the “Parties.”
RECITALS:
WHEREAS, Executive is currently employed as Chief Executive Officer and a member of the Board of Directors of D&B (the “Board”) pursuant to Executive’s Employment Agreement dated July 14, 2025 (the “Employment Agreement”);
WHEREAS, Executive’s last day of employment with the Company and its corporate parents, subsidiaries, and affiliates will be August 3, 2026 (the “Separation Date”);
WHEREAS, the Parties wish to retain Executive to provide consulting services to the Company in a non-employee capacity immediately following the Separation Date, under the terms and conditions set forth herein;
WHEREAS, the Parties agree that, prior to execution of this Agreement, the Company has paid or will pay to Executive all wages and bonus payments that are owed to Executive, and that the Company is not requiring that Executive execute this Agreement to obtain any wages and bonus payments otherwise owed to Executive;
WHEREAS, the Parties desire to settle fully and finally, in the manner set forth below, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but in no way limited to, any and all claims and controversies arising out of the employment relationship between Executive and the Company and the termination of that relationship:
TERMS OF AGREEMENT:
NOW THEREFORE, in consideration of the Recitals and the mutual promises, covenants and agreements set forth herein and in full compromise, release and settlement, accord and satisfaction, and discharge of all the claims or causes of action, known or unknown, possessed by or belonging to the Parties hereto, the Parties covenant and agree as follows:

1.    Separation; Consulting Services. Effective as of the Separation Date, Executive hereby resigns from all positions, offices and directorships with the Company. In addition, Executive agrees to resign from any positions held with any third-party organizations or associations in connection with his employment with the Company. Following the Separation Date, Executive shall provide Consulting Services (as defined in

Exhibit A) to the Company on the terms and conditions set forth on Exhibit A attached hereto and, except as otherwise set forth on Exhibit A (the “Consulting Arrangement”), Executive shall not be, or represent that Executive is, an employee or representative of the Company or any of the other Released Parties (as defined below).

2.    No Admission. This Agreement and compliance with this Agreement shall not be construed as an admission by the Company of any liability whatsoever, or as an admission by the Company of any violation of the rights of Executive or any violation of any order, law, statute, duty, or contract whatsoever against Executive or any person. The Company specifically denies and disclaims any liability to Executive for any alleged violation of any rights of Executive, or for any alleged violation of any order, law, statute, duty, common law rule or contract on the part of the Company.

3.    Consideration. In consideration for this Agreement and Executive’s release and other promises set forth herein, the Company shall pay or provide to Executive:
(1)    A pro rata portion of the annual bonus, if any, earned based on actual performance by Executive for fiscal year 2026, payable later than one hundred twenty (120) days after the end of fiscal year 2026 and no earlier than the first payroll date of the Company following the sixtieth (60th) day of Executive’s termination of employment, in accordance with the Company’s standard procedures for paying any such bonus to other employees under the bonus plan, except for any requirement that Executive be employed on the bonus payment date, and subject to all applicable withholding; and

(2)    The Consulting Arrangement.

The payments under this Section shall not be due, owed, or payable to Executive until each of the following has occurred: (a) the Company’s receipt of this Agreement, signed by Executive and not revoked by Executive pursuant to Section 9 of this Agreement; and (b) the Effective Date (as defined below) of this Agreement, whichever is later.
Executive agrees to return to the Company any payments received pursuant to this Section 3 or pursuant to Exhibit A in the event that Executive does not materially comply with all post-employment obligations set out in this Agreement, including, but not limited to, the restrictive covenants and the restrictions on disclosure of the Confidential Information of the Company set forth herein and in Section 7 of Executive’s Employment Agreement, as modified by the Consulting Arrangement.
4.    Equity Awards. Executive acknowledges and agrees that, as of the Separation Date: (1) any unvested stock options (“Options”) granted to Executive under Section 5(i)(i) of the Employment Agreement will become vested based on such portion of the Option that would have vested on the applicable vesting date coincident with or next following the Separation Date, multiplied by a fraction, the numerator of which is the number of days elapsed after the grant date, or if later, the immediately preceding vesting date until the Separation Date and the denominator of which is 365 and (2) all other unvested and outstanding Options, restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) granted to Executive shall be forfeited for no consideration, in each case, in accordance with the equity award agreement specific to each of Executive’s grants of Options, RSUs and PSUs (collectively, the “Equity Agreements”) and the equity plan under which such awards were granted. The Parties agree that the Options vested on a pro-rata basis as described above are set forth on Exhibit B, and that such Options, to the extent vested, will remain exercisable for a period of ninety (90) days following the Separation Date, subject to the applicable Equity Agreements.

5.    Tax Indemnification. Executive acknowledges and agrees that the Company has made no representations to Executive regarding the tax consequences of any amounts received by Executive pursuant to this Agreement. Aside from any tax withholdings as set forth above, Executive agrees that Executive will pay any and all taxes that may be due on account of any sums of money Executive receives pursuant to this Agreement and that the Company shall not be liable for any portion of any such taxes.

6.    Total Consideration. Executive agrees that the foregoing shall constitute an accord and satisfaction and a full and complete severance amount and consideration for Executive’s release of all claims and said payment shall constitute the entire amount of monetary consideration provided to Executive under this Agreement, and Executive will not seek any further compensation for any other claimed damage, costs, or attorneys’ fees in connection with the matters encompassed in this Agreement.

7.    No Monies Owed & Duty of Cooperation. Executive agrees to facilitate a smooth transition of Executive’s duties and to perform all business-related tasks reasonably requested of Executive through Executive’s last date of employment, although Executive will be permitted to work from home and look for other employment consistent with Executive’s confidentiality and noncompetition duties under the Employment Agreement during this period. Executive acknowledges that Executive’s severance payments are conditioned on Executive’s fulfilment of these duties. Executive also represents that, after Executive’s last date of employment, no earned wages, bonuses, stock awards, vacation, sick leave, overtime, premium pay and/or other monies or any other form of compensation of any kind, will be due to Executive except as described in this Agreement, including Exhibit A hereto.
8.    Release of Claims. Executive, to the extent permitted by law, without limitation, hereby irrevocably and unconditionally releases and forever discharges the Company, its current and former employees, its officers, agents, board of directors, supervisors, representatives, attorneys, divisions, parents, subsidiaries, parents’ subsidiaries, affiliates, joint ventures, partners, limited partners and successors, insurers, and all persons acting by, through, under, or in concert with any of them, and Hill Path Capital LP (all together collectively, the “Released Parties”) from any and all charges, complaints, claims, causes of action, debts, sums of money, controversies, agreements, promises, damages and liabilities of any kind or nature whatsoever, both at law and equity, known or unknown, suspected or unsuspected (hereinafter referred to as “claim”

or “claims”), arising from conduct occurring on or before the date of this Agreement or arising under any contract between Executive and the Company or the Released Parties, which Executive at any time heretofore had or claimed to have or which Executive may have or claim to have regarding events that have occurred from the beginning of time through the date this Agreement is signed. Such claims include, but are not limited to, all actions, complaints, claims and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims that could potentially be brought arising out of Executive’s employment with the Company. This provision is intended by the Parties to be all-encompassing and to act as a full and total release of any claim and any right to monetary or other recovery arising from any claim, whether specifically enumerated herein or not, that Executive might have or has had, that exists or ever has existed on or prior to the date of this Agreement. All such claims, including related attorneys’ fees and costs, are forever barred by this Agreement (with the exception of any attorneys’ fees and costs incurred to enforce this Agreement) without regard to whether those claims are based on any alleged breach of a duty arising in contract (including but not limited to claims arising under the Employment Agreement) or tort; any alleged unlawful act, any other claim or cause of action; and regardless of the forum in which it might be brought. This release specifically extends to, without limitation, claims or causes of action for wrongful termination, constructive discharge, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, discrimination, harassment, retaliation, disability, loss of future earnings, and claims under the Texas Constitution, the United States Constitution, and applicable state and federal fair employment laws, federal equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Worker Retraining and Notification Act of 1988, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Racketeer Influenced and Corrupt Company Act, the Family and Medical Leave Act, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the National Labor Relations Act, the Texas Worker’s Compensation Act, the Texas Health and Safety Code, the Texas Minimum Wage Act, the Texas Payday Law, the Texas Commission on Human Rights Act, and the Texas Labor Code, as amended.

Executive also waives and releases to the maximum extent allowed by law all monetary and other relief that may be sought on Executive’s behalf by other persons or agencies. However, notwithstanding the foregoing, nothing in this Agreement shall be construed to affect the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) to enforce the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, or any other applicable law, nor shall anything in this Agreement be construed as a basis for interfering with Executive’s protected right to file a timely charge with, or participate in an investigation or proceeding conducted by the EEOC, or any other state, federal or local government entity; provided, however, if the EEOC, or any other state, federal or local government entity commences an investigation on Executive’s behalf, Executive specifically waives and releases Executive’s right, if any, to recover any monetary or other benefits of any sort whatsoever arising from any such investigation or otherwise. Further, nothing contained in this Agreement limits, restricts or in any way affects any party’s right to (A)

communicate with any governmental agency or entity or regulatory or any law enforcement authority or make other disclosures under the whistleblower provisions of any applicable law, rule or regulation or (B) seek or receive any monetary damages, awards or other relief in connection with protected whistleblower activity.
To the extent applicable, nothing in this Agreement is intended to waive claims: (i) for unemployment or workers’ compensation benefits; (ii) for vested rights under ERISA-covered employee benefit plans and/or the Equity Agreements as applicable on the Effective Date of this Agreement; (iii) that may arise after the Effective Date of this Agreement; or (iv) which cannot be released by private agreement.
Executive agrees that Executive: (a) received all wages, bonuses, overtime payments, and other monetary compensation, and other employee benefits to which Executive was entitled as a result of Executive’s employment and/or separation of employment with the Company; and (b) has not suffered any on the job injury for which Executive has not already filed a claim.
Except as otherwise provided in this Section 8, Executive agrees to waive any right to recover monetary damages in any charge, complaint, report, or lawsuit against the Company filed by Executive or by anyone else on Executive’s behalf, or based on any report or complaint made by Executive about the Company.

9.    Release of Age Claims. Executive understands and agrees that Executive is knowingly and voluntarily entering into this Agreement with the purpose of releasing and waiving any claims Executive may have against Released Parties under the Age Discrimination in Employment Act of 1967 (the “ADEA”) and/or age discrimination claims under Chapter 21 of the Texas Labor Code, Tex. Lab. Code §§ 21.001, et. seq. (“Chapter 21”). Executive acknowledges and agrees that:

(a)    This Agreement is written in a manner that Executive fully understands;

(b)    Executive specifically releases and waives any rights or claims against the Released Parties arising for age claims under the ADEA or Chapter 21;
(c)    This Agreement does not waive any rights or claims under the ADEA or Chapter 21 that may arise after the date this Agreement is executed;
(d)    The rights and claims Executive is releasing and waiving in this Agreement are in exchange for consideration over and above anything to which Executive is already entitled;

(e)    Executive is hereby advised in writing to consult with an attorney prior to     executing this Agreement;

(f)    Executive has been given a period of at least twenty-one (21) days within which to consider this Agreement; and

(g)    Executive understands and acknowledges that Executive has a period of seven (7) days after executing this Agreement within which Executive can revoke the release of claims under Section 8 of this Agreement, and this Agreement shall not become effective or enforceable until the revocation period has expired.
To the extent Executive seeks to revoke Executive’s release of any age discrimination claims under the ADEA and/or Chapter 21 under this Section, any such revocation must be made in writing and sent to Rachel Morgan, 1221 Beltline Rd., Suite 500, Coppell, Texas, 75019, within the seven (7) day time limit set forth above, with a copy sent to via email at rachel.morgan@daveandbusters.com on the day of mailing. Executive understands that nothing in this Agreement is intended to interfere with Executive’s right to later challenge Executive’s waiver of an ADEA or Chapter 21 claim for age discrimination.

10.    No Pending Claims. Except as otherwise permitted by Section 8, Executive represents that Executive has not filed any complaints, claims, or actions against the Company and/or the Released Parties with any state, federal, or local agency or court or any other forum, and that Executive will not do so at any time hereafter based upon conduct occurring prior to the date that Executive executes this Agreement. Executive acknowledges and agrees that, to Executive’s present knowledge, Executive did not sustain any workplace injury during Executive’s employment with the Company for which Executive has not already filed a claim. Executive acknowledges that Executive has not made a claim or complaint of sexual harassment against the Company or any of its employees.

11.    No Assignment of Claims. Executive represents that Executive has not made, and will not make, any assignment of any claim, cause or right of action, or any right of any kind whatsoever, embodied in any of the claims and obligations that are released herein, and that no other person or entity of any kind, other than Executive, had or has any interest in any claims that are released herein. Executive agrees to indemnify and hold the Company harmless from any and all claims, demands, expenses, costs, attorneys’ fees, and causes of action asserted by any person or entity due to a violation of this non-assignment provision.
12.    Non-Disclosure/Confidentiality. Executive represents that Executive has not disclosed the amount or terms of this Agreement and/or any aspect of the Parties’ negotiations that resulted in the Agreement to any other person other than Executive’s counsel or spouse, if any.

Executive agrees that Executive, Executive’s counsel, and Executive’s accountants and/or tax advisers will keep completely confidential and will not disclose to any person or entity the facts and allegations giving rise to any dispute between the Parties, the amount or terms of this Agreement, previous severance or settlement negotiations or any understandings, agreements, provisions or information contained herein except as required or authorized by law or pursuant to court order. Notwithstanding the foregoing, Executive and Executive’s counsel may disclose this Agreement and its terms in their tax returns and to their respective accountants and attorneys, and to Executive’s spouse, if any, provided in each case that the person first agrees to keep this Agreement and each of its terms strictly confidential.
If disclosure of this Agreement or its terms is required by law, whether through subpoena, request for production, deposition, or otherwise, Executive shall promptly provide written notice to the Company prior to the disclosure so as to provide the Company an opportunity to oppose the disclosure. Any inquiry regarding any dispute between Executive and the Company, or the claims or disposition related thereto or this Agreement, shall be responded to by stating only that any issues related thereto “have been resolved.” Executive agrees and understands that Executive is responsible for notifying Executive’s representatives with respect to these obligations and is ultimately responsible for both Executive’s own and Executive’s representatives’ compliance with these obligations.
i.    Executive acknowledges that these Non-Disclosure/Confidentiality provisions are a material part of the inducement for the Company to enter into this Agreement.

ii.    Executive agrees that the failure to comply with the terms of this Agreement’s Non-Disclosure/Confidentiality provisions shall amount to a material breach of this Agreement. Executive and the Company specifically agree that it would be impossible to accurately calculate or assess the actual damages sustained by the Company in the event of such a breach and therefore agree that any and each such breach shall entitle the Company to recover from Executive Twenty-Five Thousand Dollars ($25,000) per proven breach as liquidated damages.
iii.    In any action for enforcement of these Non-Disclosure/Confidentiality provisions, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs.
iv.    If any action is instituted to enforce the terms of this Agreement, disclosing the terms of this Agreement will not constitute a breach of confidentiality of this Agreement.
13.    Non-Disparagement. Executive agrees to refrain from making any derogatory or negative comment in any format, whether written or oral, to the press or any publication, whether paper or electronic, or to any individual or entity regarding the Company or any of the Released Parties that relates to the Company’s or any of the Released Parties’ business or related activities or the relationship between the Parties.

Executive further and specifically agrees to refrain from any negative online posts or communications, including, but not limited to, posts on Yelp.com, Glassdoor.com, or any other website; as well as on any social media sites (i.e., Facebook) which disparage the Company or any of the Released Parties. The Company agrees that it will take commercially reasonable efforts to instruct the officers of the Company as of the date of termination and the members of the Board as of the date of termination not to, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about Executive or otherwise disparage Executive in any manner that is likely to be harmful to Executive’s business reputation.

14.    Future Employment. After Executive’s execution of this Agreement, Executive shall not seek employment or re-employment with the Company or any of the Released Parties as an employee, except that Executive may provide the Consulting Services as set forth on Exhibit A. Should Executive become re-employed with the Company after the Effective Date in contradiction of this Agreement, the fact of this Agreement will constitute a legitimate, non-discriminatory, non-retaliatory reason for terminating such employment and the Released Parties will have the absolute right to terminate such employment.

15.    Employment Verification. Executive should direct any requests for verification of Executive’s employment with the Company to the Company’s head of Human Resources or other designated representative. If a reference or verification of employment is requested, the Company shall only verify Executive’s job title and dates of employment. If the Company designates an alternate person for contact, the Company shall notify Executive.
16.    Entirety of Agreement and Waiver. The Parties affirm that this Agreement, together with any exhibit hereto, constitutes the entire agreement between the Parties and supersedes any previous negotiations, agreements, or understandings of any kind relating to the subject matter hereof including but not limited to Executive’s Employment Agreement, subject to the limitation that Sections 7, 9, 10, 11, and 12 of the Employment Agreement and the obligations therein as well as the Equity Agreements shall remain in full force and effect (except as expressly provided herein) and are hereby incorporated into this Agreement, including but not limited to the restrictions on competition, solicitation, and hiring in Section 7(f)-(g) of the Employment Agreement; that no other promise or agreement of any kind has been made to or with Executive by any person or entity to cause Executive to execute this Agreement. This Agreement may not be amended except by an instrument in writing, signed by each of the Parties. If the terms of this Agreement conflict with, or are inconsistent with, the terms of any other Company agreements, plans or policies, the terms of this Agreement shall control and govern. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

17.    Severability. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby and shall remain fully valid and enforceable, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

18.    Governing Law and Waiver of Jury Trial. This Agreement is made and entered into in the State of Texas and shall in all respects be interpreted, enforced and governed by and under the laws of the State of Texas, without regard to conflicts of law. If any action is brought to enforce this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs. The Parties waive any right to jury trial.

19.    Confidential Arbitration. Executive and the Company hereby agree that any controversy or claim arising out of or relating to this Agreement, including the arbitrability of any controversy or claim, which cannot be settled by mutual agreement will be finally settled by confidential and binding arbitration in accordance with the Federal Arbitration Act. Further, notwithstanding the preceding sentence, in the event disputes arise that relate in any way to and concern this Agreement and also relate in any way to and concern one or more other Equity Agreements, the Parties agree that such disputes may be joined in a single binding arbitration if doing so would not result in unreasonable delay. All arbitrations shall be administered by a panel of three neutral arbitrators (the “Panel”) admitted to practice law in Texas for at least ten (10) years, in accordance with the American Arbitration Association Rules. Any such arbitration proceeding shall be administered by the American Arbitration Association and all hearings shall take place in Dallas County, Texas. The final arbitration hearing shall commence within one hundred eighty (180) days after the Panel is appointed by the American Arbitration Association. The arbitration proceeding and all related documents will be confidential, unless disclosure is required by law. The Panel will have the authority to award the same remedies, damages, and costs that a court could award, including but not limited to the right to award injunctive relief in accordance with the other provisions of this Agreement. Further, the Parties specifically agree that, in the interest of minimizing expenses and promoting early resolution of claims, the filing of dispositive motions shall be permitted and that prompt resolution of such motions by the Panel shall be encouraged. The Panel shall issue a written reasoned award explaining the decision, the reasons for the decision, and any damages awarded. The Panel’s decision will be final and binding. The judgment on the award rendered by the Panel may be entered in any court having jurisdiction thereof. This provision can be enforced under the Federal Arbitration Act. The Panel shall be permitted to award only those remedies in law or equity that are requested by the Parties, appropriate for the claims and supported by evidence, and each Party shall be required to bear its or Executive’s own arbitration costs, attorneys’ fees and expenses.
(a)    The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The Parties agree that this provision has been adopted by the Parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by any Party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award.

(b)    The Parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy under this Section 19, the referral of any such controversy to arbitration or the status or resolution thereof. In addition, the confidentiality restrictions set forth in this Agreement shall continue in full force and effect.

(c)    As the sole exception to the exclusive and binding nature of the arbitration commitment set forth above, the Parties agree that the Company may resort to Texas state courts having equity jurisdiction in and for Dallas County, Texas and the United States District Court for the Northern District of Texas, Dallas Division, at its sole option, to request temporary, preliminary, and/or permanent injunctive or other equitable relief, including, without limitation, specific performance, to enforce the postemployment restrictions and other non-solicitation and confidentiality obligations set forth in this Agreement, without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond or giving notice, to the maximum extent permitted by law. However, nothing in this Section 19 should be construed to constitute a waiver of the Parties’ rights and obligations to arbitrate: as set forth in this Section 19.

(d)    IN THE EVENT THAT ANY COURT OF COMPETENT JURISDICTION OR ARBITRATOR DETERMINES THAT THE SCOPE OF THE ARBITRATION OR RELATED PROVISIONS OF THIS AGREEMENT ARE TOO BROAD TO BE ENFORCED AS WRITTEN, THE PARTIES INTEND THAT THE COURT REFORM THE PROVISION IN QUESTION TO SUCH NARROWER SCOPE AS IT DETERMINES TO BE REASONABLE AND ENFORCEABLE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY HERETO THAT THIS SECTION 19 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT OR THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. BEFORE ACCEPTING THE TERMS OF THIS AGREEMENT, INCLUDING THE RESTRICTIVE COVENANT TERMS, PLEASE READ AND UNDERSTAND YOUR CONTINUING OBLIGATIONS TO THE COMPANY AND ITS AFFILIATES.

20.    Interpretation. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against the drafter or any of the Parties.

21.    Voluntary Agreement. Executive represents that Executive has reviewed all aspects of this Agreement, that Executive has carefully read and fully understands all the provisions of this Agreement, including its final and binding effect, that Executive understands that in agreeing to this document they are releasing the Released Parties from any and all claims Executive may have against them, that Executive voluntarily agrees to all the terms set forth in this Agreement, that Executive knowingly and willingly intends to be legally bound by the same, that Executive was given the opportunity to consider the terms of this Agreement and discuss them with their legal counsel, that Executive does not rely and has not relied upon any statement made by any other party or its respective agents, representatives or attorneys with regard to any aspect of this Agreement, including its effect, and that the terms of this Agreement were determined through negotiation between counsel for Executive and the Company’s counsel.

22.    Binding Agreement. It is expressly understood and agreed by the Parties hereto that this Agreement shall be binding upon and will inure to the benefit of Executive’s individual and/or collective heirs, successors, agents, executors, and administrators if any, and will inure to the benefit of the individual and/or collective successors, assigns, fiduciaries and insurers of the Parties, their present and former affiliated business entities, their successors, assigns, fiduciaries and insurers, and all of their present and former proprietors, partners, shareholders, directors, officers, employees, agents, and all persons acting by, through, or in concert with any of them.

23.    Attorneys’ Fees and Costs. The Parties shall each bear their own attorneys’ fees and costs incurred in connection with this Agreement. However, in any subsequent proceeding or action to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to an award of reasonable attorney’s fees and costs.

24.    Counterparts. This Agreement may be executed in counterparts and each counterpart, when executed, shall have the validity of a second original. Photographic or facsimile copies of any such signed counterparts may be used in lieu of the original for any purpose.

25.    Acknowledgment. By signing below, Executive unconditionally represents and warrants that: (a) Executive has been advised to consult with an attorney regarding the terms of this Agreement; (b) Executive has consulted with, or has had sufficient opportunity to consult with Executive’s own counsel or other advisors regarding the terms of this Agreement; (c) Executive has relied solely on Executive’s own judgment and that of Executive’s attorneys, advisors, and representatives regarding the consideration for, and the terms of, this Agreement; (d) any and all questions regarding the terms of this Agreement have been asked and answered to Executive’s complete satisfaction; (e) Executive has read this Agreement and fully understand its terms and their import; and (f) Executive is entering into this Agreement voluntarily, of Executive’s own free will, and without any duress, coercion, fraudulent inducement, or undue influence exerted by or on behalf of any other Party or any other person or entity.
26.    Cooperation in Litigation. Executive agrees to reasonably cooperate with the Company and its counsel with respect to any matter (including litigation,

investigation, government proceedings and general claims) which relates to matters with which Executive was involved during the term of Executive’s employment with the Company, subject to reimbursement of reasonable out-of-pocket travel costs and expenses. Further, as noted in Section 16 of this Agreement, the Company incorporates Section 11 of Executive’s Employment Agreement herein, which entitles Executive to continuing rights for indemnification as articulated therein and to the extent permitted under the Company’s insurance and Company policies. Such cooperation may include appearing from time to time at the offices of the Company or its counsel, or telephonically, for conferences and interviews and providing testimony in depositions, court proceedings and administrative hearings as necessary for the Company to defend claims, and in general providing the Company and its counsel with the full benefit of Executive’s knowledge with respect to any such matter. Executive agrees to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties concerned.

27.    Medicare. This Agreement is based upon a good faith determination of the Parties to resolve a disputed claim. The Parties have not shifted responsibility of medical treatment to Medicare in contravention of 42 U.S.C. Sec. 1395y(b). The Parties resolved this matter in compliance with both state and federal law. The Parties made every effort to adequately protect Medicare’s interest and incorporate such into the terms of this Agreement.
Executive warrants that Executive is not a Medicare beneficiary as of the date of this release. Because Executive is not a Medicare recipient as of the date of this release, no conditional payments have been made by Medicare.

While it is impossible to accurately predict the need for medical treatment, this Agreement is based upon a good faith determination of the Parties in order to resolve a disputed claim. The Parties have attempted to resolve this matter in compliance with both state and federal law and it is believed that the terms adequately consider and protect Medicare’s interest and do not reflect any attempt to shift responsibility of treatment to Medicare pursuant to 42 U.S.C. Sec. 1395y(b). The Parties acknowledge and understand that any present or future action or decision by CMS or Medicare on this Agreement, or Executive’s eligibility or entitlement to Medicare or Medicare payments, will not render this release void or ineffective, or in any way affect the finality of this Agreement.
28.    Section 409A. It is the intention of the Parties that payments or benefits payable under this Agreement comply with or be exempt from Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”), and not be subject to the additional tax imposed pursuant to Section 409A. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” within the meaning of Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any provision in this Agreement to the contrary, to the extent that any payment hereunder constitutes “nonqualified deferred compensation” (within the meaning of Section 409A), then each such payment which is conditioned upon Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year shall be paid or provided in the later of the two taxable years. In the event that any payment to Executive or any benefit hereunder that is subject to Section 409A is made upon, or as a result of Executive’s termination of employment hereunder, and Executive is a “specified employee” (as that term is defined under Section 409A) at the time Executive becomes entitled to any such payment or benefit, no such payment or benefit will be paid or commenced to be paid to Executive under this Agreement until the date that is the earlier to occur of (i) Executive’s death or (ii) six months and one day following the Separation Date (the “Delay Period”). Any payments which Executive would otherwise have received during the Delay Period will be payable to Executive in a lump sum on the date that is six (6) months and one day following the Separation Date, and any remaining compensation and benefits due under this Agreement shall be paid or provided as otherwise set forth herein. To the extent required by Section 409A, any payments due in respect of the severance payments shall not commence or be made, as applicable, earlier than the 60th day following Separation Date, with any payments scheduled to occur between the Separation Date and such 60th day provided on the first regularly scheduled pay date following such 60th day. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits under this Agreement are exempt from, or compliant with, Section 409A, and in no event shall the Company or any of its affiliates or subsidiaries be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
29.    Effective Date. The Agreement is not effective or enforceable until expiration of seven (7) calendar days following Executive’s execution of the Agreement. The eighth (8th) day following Executive’s execution of the Agreement, if Executive has not revoked this Agreement within the seven-day revocation period, shall be the “Effective Date” of the Agreement. If Executive revokes Executive’s agreement within the seven (7)-day revocation period, this Agreement will not be effective and the Company will have no obligation to comply with the terms herein, including but not limited to the payments under Section 3.

The remainder of this page is left intentionally blank.

PLEASE READ CAREFULLY. THIS SEVERANCE AGREEMENT AND RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. YOU HAVE 21 DAYS TO CONSIDER THIS AGREEMENT. YOU MAY REVOKE YOUR AGREEMENT WITHIN 7 DAYS OF EXECUTING THIS AGREEMENT.
To reflect their agreement to each of the terms set forth above, the Parties have signed this Agreement as of the dates set forth below.
AGREED:

Dated: August 3, 2026    DAVE & BUSTER’S ENTERTAINMENT, INC.

By:     Name: Rachel Morgan
Title: Chief Legal Officer & Corp. Sec.
Dated: August 3, 2026    DAVE & BUSTER’S MANAGEMENT CORPORATION, LLC.
By:     Name: Rachel Morgan
Title: Chief Legal Officer & Corp. Sec.

NOT TO BE SIGNED PRIOR TO THE SEPARATION DATE

Dated :    , 2026

Tarun Lal
Tarun Lal (Aug 4, 2026 04:05:25 GMT+5.5)
EXECUTIVE

[Signature Page to Separation and Consulting Agreement]

EXHIBIT A

Consulting Services

1.    Consulting Services. During the period immediately following the Separation Date and until the earliest to occur of (a) January 31, 2028 (the “Full Term Date”), (b) thirty (30) days after the date the Company notifies Executive, in writing, that it is terminating the Consulting Services (as defined below) as a result of a material breach by Executive of his obligations under this Agreement (an “Executive Breach”), which notice must state the specific acts or omissions which constitute an Executive Breach and give Executive thirty (30) days to cure such conduct (if capable of cure), (c) the date the Company terminates Executive’s Consulting Services hereunder for any or no reason, or (d) such other earlier date as mutually agreed between the Parties (such period, the “Consulting Period”), Executive shall perform the following services to the Company, its corporate parents, subsidiaries or affiliates, as reasonably requested by the Company’s incoming Chief Executive Officer and Board: assist with the transition of duties, knowledge and ongoing projects to the Company’s incoming Chief Executive Officer, and provide such other transition services as reasonably requested by the Company’s incoming Chief Executive Officer and Board, consistent with the Parties previous discussions (collectively, the “Consulting Services”). During the portion of the Consulting Period from the Separation Date through January 31, 2027 (the “Exclusivity Period”), Executive shall devote such time and attention as is reasonably necessary and requested to provide the Consulting Services and shall not engage in any other employment or perform consulting or other services for any other entity. For the avoidance of doubt, following the expiration of the Exclusivity Period, Executive may accept other employment and may perform and provide consulting and board services for other entities during the Consulting Period, subject to his obligations to continue to provide the Consulting Services and to the provisions of Section 7 of the Employment Agreement, as modified by this Agreement. Notwithstanding the foregoing, the Parties may extend the Consulting Period upon mutual written agreement.
2.    Consulting Fee. Beginning August 4, 2026 and continuing through January 31, 2028, and provided the Consulting Period is not terminated pursuant to Sections 1(b) or 1(d) above, the Company shall pay Executive a total consulting fee of $1,545,000 (the “Consulting Fee”), payable at the rate of $85,833.33 per month. The Consulting Fee shall be paid on the 1st day of each calendar month of the Consulting Term. Upon a termination of the Consulting Period due to an Executive Breach or due to mutual agreement between the Parties, no further Consulting Fee payments will be paid. Upon a termination of the Consulting Period by the Company prior to the Full Term Date for reasons other than an Executive Breach or a mutually agreed early termination, the Consulting Fee will continue to be paid through the Full Term Date.

3.    COBRA. The benefits received by Executive (and Executive’s eligible dependents, if any) under the Company’s medical and dental plan(s) shall cease as of the Separation Date (or, if provided under the terms of the Company plans, the last day of the

A-1

calendar month that includes the Separation Date). Thereafter, pursuant to governing law and independent of this Agreement, Executive shall be entitled to elect benefit continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for Executive and any eligible dependents if Executive timely applies for such coverage. Such COBRA coverage shall be at Executive’s sole expense. Information regarding Executive’s eligibility for COBRA coverage and the terms and conditions of such coverage shall be provided to Executive in a separate mailing. Notwithstanding the foregoing, on the Company’s first payroll cycle following the Effective Date, the Company shall pay Executive a lump sum payment of $6,000 to cover anticipated out-of-pocket medical expenses Executive will incur in connection with his annual checkup at the Cooper Clinic.

4.    Independent Contractor Status. During the Consulting Period, (a) Executive shall be an independent contractor of the Company, (b) nothing in this Agreement is intended to, or shall be deemed or construed to, create any partnership, agency, joint venture, or employment relationship between Executive on the one hand, and the Company, on the other hand, (c) Executive shall not have authority to bind the Company, and (d) Executive must comply with policies of the Company applicable to independent contractors. Executive shall perform all services set forth in this Exhibit A pursuant to this Agreement as an independent contractor. Executive shall have no entitlement to participate in any employee benefit plans of the Company or any of its affiliates during the Consulting Period and Executive hereby waives any entitlement to such participation, other than the right to participate in COBRA continuation coverage at his sole expense as a result of his former employment with the Company. The Company shall not, with respect to Executive’s services, exercise or have the power to exercise such level of control over Executive as would indicate or establish that a relationship of employer and employee exists between Executive and the Company. However, Executive’s services are subject to the Company’s general right of supervision by the Board to secure the satisfactory performance thereof.

5.    Modification of Non-Compete Agreement. Notwithstanding anything to the contrary set forth herein or in the Employment Agreement, the Non-Compete Period (as defined in the Employment Agreement) with respect to any Competitive Business (as defined in the Employment Agreement) that is a QSR (as defined in the Employment Agreement) shall be limited to only the Exclusivity Period and shall not extend through the Full Term Date.
6.    Taxes. The Company shall issue, or cause to be issued, to Executive a tax form(s) 1099 which reflects any applicable Consulting Fee paid to Executive. Notwithstanding the foregoing, neither the Company nor any of the Released Parties make any representation to Executive concerning the tax consequences of the Consulting Fee. Neither the Company nor any of the Released Parties shall withhold or deduct from the Consulting Fee any amount in respect of taxes, income taxes, employment taxes, or withholdings of any nature on behalf of Executive. Executive shall be solely responsible for withholding and paying all foreign, federal, state, and local taxes, including income taxes, business taxes, estimated taxes, self-employment taxes, and any other taxes, fees,

A-2

additions to tax, interest, or penalties (collectively, all of the foregoing, “Taxes”) which may be assessed, imposed, or incurred as a result of or relating to this Agreement or any amounts received by Executive from the Company or the Released Parties. In the event the Company or any of the Released Parties are required to make any payments which are Executive’s obligations under this Agreement, or to the Internal Revenue Service or any other taxing authority in respect of any Taxes, Executive shall, upon receipt of written notice from the Company, remit to the Company an amount equal to such payments, within ten (10) business days from such notice.

7.    Laptop. Subject to the Company’s ability to restrict Executive's access to the Company's servers and information, the Company shall permit Executive to retain Executive’s Company-issued laptop until the earlier to occur of (a) the end of the Consulting Period and (b) January 31, 2027.

A-2

EXHIBIT B

Outstanding Options

Award	Grant Date	Strike Price	Options Vested
Granted under Section 5(i)(i) of the Employment Agreement	7/15/2025	$32.06	2,164

B-1